Exhibit 10.18


THE STEPHAN CO.

April 29, 2004


David A. Spiegel


RE: Employment Relationship with The Stephan Co. (the "Company")


Dear Dave:


     This letter agreement sets forth our agreement and understanding as to the essential terms of our continued employment with the Company. Although not required by law or the Company's policies, due to your length of service for the Company, we are pleased to offer you the benefit described below, subject to the terms and conditions contained herein.

1.	 Severance Payment Upon a Change in Control.  In the event that your employment is terminated as a result of a "Change in Control" of the Company (as defined below), you will be entitled to the following compensation and benefits (collectively, the "Severance Payment"):

(a)	 the Company shall immediately pay you an amount equal to
your then-current monthly base salary multiplied by twelve;

(b)	 for a period of twelve months following such termination,
the Company shall provide you with such benefits, including health insurance, which you are receiving as of the date of termination;

(c)	 the Company shall immediately pay you an amount equal to the most recent annual bonus (if any) previously paid to you; and

(d)	 the Company agrees that under its 1990 Key Employee
Incentive Plan and any other plan under which you are a participant, with respect to all grants made to you (i) all stock options, regardless of the terms and conditions of the grant(s) thereof, shall immediately become fully vested and may thereafter be exercised by you at any time through their applicable expiration date(s); (ii) all restrictions on Restricted Stock shall be immediately removed; (iii) all conditions under which receipt of Deferred Stock was or is deferred shall immediately be deemed fulfilled or waived; and (iv) all conditions with respect to receipt, vesting and transferability of Stock-Based awards shall immediately be waived, fulfilled of lapsed.




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Mr. David A. Spiegel
April 29, 2004


     You shall not be entitled to the Severance Payment unless the termination of your employment is due to a "Change in Control". For purposes of this letter, the term "Change in Control" shall mean: (i) approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such transaction, (y) a liquidation or dissolution of the Company or
(z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or (ii) the resignation of Frank F. Ferola as both Chairman and CEO of the Company, his death, or his absence from the day to day business affairs of the Company for more than 90 consecutive days due to disability or incapacity; provided, however, any transaction in which Eastchester Enterprises, Inc., Gunhill Enterprises, Inc., Frank
F. Ferola or any of their affiliates or parties related thereto is the acquiring party shall not constitute a "Change of Control" as that term is used herein, and which triggers the payment obligations of the Company under this Section 1.


2.	 Restrictive Covenants.  At all times while you are employed by the Company and for a two-year period after the termination of your employment with the Company for any reason, you shall not:

(a) 	directly or indirectly, engage in or have any interest in any business or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of your employment and in the geographic areas in which the Company operated or was actively planning on operation as of date of termination);
(b)	 divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business);
(c)	 directly or indirectly, for yourself or for any other
person, firm, corporation, partnership, association or other entity (1) employ or attempt to employ or enter into any contractual arrangement


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Mr. David A. Spiegel
April 29, 2004


with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (2) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company.

3. 	Enforcement of Letter Agreement.  You recognize that a breach of any of the provisions of Section 2, above, would cause irreparable damage to the Company's business and that such damage would be difficult or impossible to measure. Therefore, in the event of a violation or a threatened violation by Spiegel of the terms of Section 2, which violation or threatened violation has been proven by a preponderance of the evidence in a court of competent jurisdiction, you hereby acknowledge and agree that the Company will have the right, in addition to all other remedies available to it at law or in equity, to affirmative or negative injunctive relief from a court of competent jurisdiction.


4.	Miscellaneous.

(a)	This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

(b)	This letter agreement may be amended only by a written
document signed by the parties.

(c) This letter agreement constitutes the entire agreement of the parties hereto and supercedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder except as expressly provided herein.

(d)	The language of all parts of this letter agreement shall in
all cases be construed as a whole, according to its fair meaning. However, in the event that a court of competent jurisdiction deems any provision hereof to be unreasonable, void or unenforceable, such provision(s) of this letter agreement declared void, unreasonable or unenforceable shall be deemed revised to the minimum amount necessary in order to be valid and enforceable, and if such provision(s) cannot be so revised, such provision(s) shall be deemed severed from the remainder of this letter agreement, which shall continue in all other respects to be valid and enforceable.



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Mr. David A. Spiegel
April 29, 2004


	 (e)	This letter agreement shall be binding upon the heirs,
executors, administrators, successors and assigns of all parties.

 (f)	 You declare that you have read and understand all the terms of this letter agreement; that you have had ample opportunity to review it with your attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this letter agreement; that it contains the entire agreement between the parties; and that you enter into this letter agreement fully, voluntarily, knowingly and without coercion.

 (g)	 The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this letter agreement, which may be reasonably required for the implementation of this letter agreement and the transactions contemplated hereby.

     If the foregoing is agreeable with you, please acknowledge your understanding and agreement by signing in the space provided below and delivering a copy of this letter to us.


Sincerely,

THE STEPHAN CO.                          THE STEPHAN CO.

 /s/ Frank F. Ferola                      /s/ Shouky Shaheen

BY: Frank F. Ferola, President            BY: Shouky Shaheen,
                                             Chairman of the
                                             Compensation Committee

AGREED AND ACCEPTED:

 /s/ David A. Spiegel

David A. Spiegel
Date: April 29, 2004